Exhibit 10.10

ACCURIDE EXECUTIVE RETIREMENT ALLOWANCE POLICY

December 2008

Accuride has supplemented the retirement benefits available to executives for a number of years through the Accuride Corporation Supplemental Savings Plan (the “SSP”).  While the SSP is being continued to allow executives to defer the receipt of some of their income, the Company contribution portion of the SSP is being eliminated.  In order to replace the benefits lost due to the elimination of the Company contribution features in the SSP, Accuride has adopted this Executive Retirement Allowance Policy, the terms of which follow:

1.                                       Eligibility.  The Retirement Allowance will be payable to any executive level employee (salary level 20 and above) who has been designated for participation in the program described in this Policy.  A “Designated Executive” need not complete any particular period of service in order to participate.

2.                                       Amount of Allowance.  The Retirement Allowance for any calendar year will be equal to the sum of the following amounts:

A.                                   2.5% of the Designated Executive’s “Base Salary” for the calendar year in excess of the limitation on compensation that may be considered for purposes of the Accuride Employee Savings Plan pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986 (the “Code”) for the same year.  (The Section 401(a)(17) limit for 2008 is $230,000).  For purposes of this Policy, “Base Salary” means the total regular salary paid by the Company during the applicable calendar year, determined prior to any deferrals made by the Designated Executive under the Accuride Employee Savings Plan, the Accuride Corporation Supplemental Savings Plan, or a cafeteria plan within the meaning of the Section 125 of the Code.  “Base Salary” excludes commissions, bonuses, overtime, living or other allowances, contributions under any employee benefit plan, or other extra, incentive, premium, contingent, supplemental or additional compensation all as determined conclusively by the Company.

B.                                     The “Applicable Percentage” of the Designated Executive’s “Eligible Base Salary” for the applicable calendar year less the “Company Profit Sharing Contribution” (as such term is used in the Savings Plan) allocated to the Designated Executive under the Savings Plan for that year.  For this purpose, the “Applicable Percentage” is the percentage contributed to the accounts of the participants in the Savings Plan as a Company Profit Sharing Contribution (as that term is defined in the Savings Plan) for that year, as adjusted to reflect all limitations and carryovers called for by the Savings Plan.  A Designated Executive’s “Eligible Base Salary” is the Base Salary earned by the Designated Executive for the portion of the year during which the Designated Executive is eligible to receive a Company Profit Sharing Contribution under the Savings Plan.  This portion of the Retirement Allowance will only be paid for a year in which a Company Profit Sharing Contribution is made to the Savings Plan.  A Designated Executive will receive this portion of the Retirement Allowance only if the Designated Executive is also a participant in the Savings Plan and is eligible, generally, to receive a Company Profit Sharing Contribution under the Savings Plan.  The Board retains the right to relax the eligibility requirements for the receipt of this portion of the Retirement Allowance.

C.                                     An amount equal to the total “Basic Earnings Credits” and “Excess Earnings Credits” (as determined pursuant to Sections 3.1(b) and 3.1(c) of the Accuride Cash Balance Plan) that the Designated Executive would be entitled to receive under the Cash Balance Pension Plan for the calendar year if that Plan were not subject to the compensation and benefit limitations set forth in Section 401(a)(17) and 415 of the Code, less the Basic Earnings Credits and Excess Earnings Credits actually received by the Designated Executive under the Cash Balance Plan for that year.

D.                                    An amount equal to 35% of the sum of A, B and C above, which amount is intended to assist the Designated Executive in the payment of taxes on the Retirement Allowance.

3.                                       Time of Payments.  The Retirement Allowance will be paid, in one lump sum, by March 15 of the calendar year following the calendar year in which the allowance was earned.

4.                                       Section 409A Compliance.

(a)                                  Payment Delay.  If the Company fails to make a payment due under the Agreement, either intentionally or unintentionally, within the time period specified in the Agreement, but the payment is made within the same calendar year, such payment will be treated as made within the time period specified in the Agreement.  In addition, if a payment is not made due to a dispute with respect to such payment, the payment may be delayed in accordance with regulations issued by the Department of the Treasury pursuant to Section 409A of the Code.

(b)                                 Ban on Acceleration or Deferral.  Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.

(c)                                  No Elections.  Employee does not have any right to make any election regarding the time or form of any payment due under this Agreement.

(d)                                 Compliant Operation and Interpretation.  This Agreement shall be operated in compliance with Section 409A and each provision of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A.